Exhibit 99.2

Contact: Diane Bessette Vice President and Treasurer Lennar Corporation (305) 229-6419

FOR IMMEDIATE RELEASE

LENNAR PRICES $350 MILLION OF SENIOR NOTES

MIAMI, October 18, 2012 — Lennar Corporation (NYSE: LEN and LEN.B) announced that it has agreed to sell $350 million principal amount of its 4.750% Senior Notes due 2022 to initial purchasers, who resold the Senior Notes to qualified institutional buyers in transactions that are exempt from the registration requirements of the Securities Act of 1933, as amended, under SEC Rule 144A or to non-U.S. persons in offshore transactions as that term is defined in SEC Regulation S. The Senior Notes are expected to be delivered and paid for on October 23, 2012.

The Senior Notes will mature on November 15, 2022, unless they are redeemed or repurchased before that date.

Lennar will have the right to redeem the Senior Notes at any time. If Senior Notes are redeemed more than 90 days prior to their scheduled maturity date, the redemption price will be the greater of 100% of their principal amount or the present value of the remaining payments of principal and interest, discounted at the Treasury Rate plus 50 basis points (0.50%). If Senior Notes are redeemed within 90 days before their scheduled maturity, the redemption price will be 100% of their principal amount. In either case the redemption payment will also include accrued but unpaid interest.

Lennar plans to use the net proceeds from the sale of the Senior Notes for working capital and general corporate purposes, which may include the repayment or repurchase of its outstanding senior notes or other indebtedness.

Neither the Senior Notes nor any guarantees of the Senior Notes have been registered under the Securities Act of 1933, as amended. The Senior Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of that Act.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Senior Notes in any jurisdiction in which such an offer or sale would be unlawful. It is issued pursuant to Rule 135c under the Securities Act of 1933, as amended.

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